Exhibit 13

                             SUBSCRIPTION AGREEMENT


   Prudent Bear Funds, Inc.
   8140 Walnut Hill Lane
   Suite 405
   Dallas, TX  75231

   Gentlemen:

             The undersigned hereby subscribes to 10,000 shares of the Common Stock, $0.0001 par value of Prudent Bear Funds, Inc., and agrees to pay to said corporation the sum of $100,000 in cash.

             It is understood that upon acceptance hereof by said corporation a certificate or certificates representing the shares subscribed for shall be issued to the undersigned and that said shares shall be deemed to be fully paid and nonassessable.

             The undersigned agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

             Dated and effective as of this 13th day of December, 1995.


                                      /s/ David W. Tice
                                      David W. Tice



                                      /s/ Louise Tice
                                      Louise Tice

             The foregoing subscription is hereby accepted. Dated and effective as of this 13th day of December, 1995.

                                      PRUDENT BEAR FUNDS, INC.

                                      By:  /s/ David W. Tice

                                           David W. Tice, President